Exhibit 23- Consent of Independent Auditor

We consent to the incorporation by reference in this Annual Report (Form 10-K) of SCI Systems, Inc. of our report dated August 4, 1994, included in the 1994 Annual Report to Shareholders of SCI Systems, Inc.

Our audits also included the financial statement schedules of SCI Systems, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in (i) the Registration Statement (Form S-3 No. 33-12115) and related Prospectus pertaining to the issuance of $75 million 5 5/8% Convertible Subordinated Debentures; (ii) the Registration Statement (Form S-8 No.2-86230) and related Prospectus pertaining to the Savings Plan of the SCI Systems, Inc. Employee Financial Security Program; (iii) the Registration Statement (Form S-8 No. 2-91587) and related Prospectus pertaining to the Incentive Stock Option Plan of SCI Systems, Inc.; and, (iv) the Registration Statement (Form S-8 No. 33-11894) and related Prospectus pertaining to the Non-Qualified Stock Option Plan of SCI Systems, Inc., of our report dated August 4,1994, with respect to the consolidated financial statements and schedules of SCI Systems, Inc. incorporated by reference in this Annual Report for the year ended June 30, 1994.




																																		Ernst & Young LLP

Birmingham, Alabama
September 26, 1994

[DESCRIPTION] END EXHIBIT 23